As filed with the Securities and Exchange Commission on December 21, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________________

REFAC OPTICAL GROUP
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-1681234 (I.R.S. Employer Identification Number)

5 Harmon Drive Blackwood, New Jersey (Address of Principal Executive Offices)	08012 (Zip Code)
__________________________________

OptiCare Health Systems, Inc. Amended and Restated 2002 Stock Incentive Plan

Nonqualified Stock Option Agreements, dated May 21, 2004, between U.S. Vision, Inc. and each of William A. Schwartz, Jr., Gayle Schmidt, George Gorman and Carmen Nepa

Warrant, dated May 30, 2003, between U.S. Vision, Inc. and William A. Schwartz., Jr.,

Nonqualified Stock Option Agreement, dated August 4, 2003, between U.S. Vision, Inc. and Pinnacle Advisors Limited

Nonqualified Stock Option Agreements, dated April 27, 2005, between U.S. Vision, Inc. and each of Joseph W. Marino, Elliott Singer and David C. Stone

Nonqualified Stock Option Agreement, dated January 30, 2006, between U.S. Vision, Inc. and David Cornstein

__________________________________
Raymond A. Cardonne, Jr. Refac Optical Group 5 Harmon Drive Blackwood New Jersey 08012 (Name and Address of Agent For Service)
856-228-0077 (Telephone Number, Including Area Code, of Agent For Service)
__________________________________

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
OptiCare Health Systems Inc. Amended and Restated 2002 Stock Incentive Plan	Common Stock, par value $0.001 per share	242,305(1)	$19.70(2)	$4,773,126	$510.72
Nonqualified Stock Option Agreement, dated May 21, 2004, between U.S. Vision, Inc. and William A. Schwartz, Jr.	Common Stock, par value $0.001 per share	62,115	$7.65(3)	$475,000	$50.83
Nonqualified Stock Option Agreement, dated May 21, 2004, between U.S. Vision, Inc. and Gayle Schmidt	Common Stock, par value $0.001 per share	31,058	$7.65(3)	$237,500	$25.41
Nonqualified Stock Option Agreement, dated May 21, 2004, between U.S. Vision, Inc. and George Gorman	Common Stock, par value $0.001 per share	31,058	$7.65(3)	$237,500	$25.41
Nonqualified Stock Option Agreement, dated May 21, 2004, between U.S. Vision, Inc. and Carmen Nepa	Common Stock, par value $0.001 per share	31,058	$7.65(3)	$237,500	$25.41
Warrant, dated May 30, 2003, between U.S. Vision, Inc. and William A. Schwartz, Jr.	Common Stock, par value $0.001 per share	161,560	$0.002(4)	$390	$0.04
Nonqualified Stock Option Agreement, dated August 4, 2003 between U.S. Vision, Inc. and Pinnacle Advisors Limited	Common Stock, par value $0.001 per share	62,115	$7.65(5)	$475,000	$50.84
Nonqualified Stock Option Agreement, dated April 27, 2005, between U.S. Vision, Inc. and Joseph W. Marino	Common Stock, par value $0.001 per share	8,282	$4.95(6)	$41,000	$4.39
Nonqualified Stock Option Agreement, dated April 27, 2005, between U.S. Vision, Inc. and Elliott Singer	Common Stock, par value $0.001 per share	8,282	$4.95(6)	$41,000	$4.39
Nonqualified Stock Option Agreement, dated April 27, 2005, between U.S. Vision, Inc. and David C. Stone	Common Stock, par value $0.001 per share	8,282	$4.95(6)	$41,000	$4.39
Nonqualified Stock Option Agreement, dated January 30, 2006, between U.S. Vision, Inc. and David Cornstein	Common Stock, par value $0.001 per share	8,282	$4.95(7)	$41,000	$4.39
TOTAL		654,397		$6,600,016	$706.22

(1)     Represents the number of shares of common stock issuable upon exercise of outstanding options under the OptiCare Health Systems Inc. Amended and Restated 2002
      Stock Incentive Plan.

(2)             Computed in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of $19.70 per share covering 242,305 options outstanding under the OptiCare Health Systems Inc. Amended and Restated 2002 Stock Incentive Plan.

(3)             Computed in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of $7.65 per share covering options outstanding under the
      Nonqualified Stock Option Agreements, dated May 21, 2004, between U.S. Vision, Inc. and each of William A. Schwartz, Jr., Gayle Schmidt, George Gorman and Carmen Nepa.

(4)             Computed in accordance with Rule 457(h) under the Securities Act, based on the exercise price of $0.001 per share covering 161,560  warrants outstanding under the Warrant, dated May 30, 2003, between U.S. Vision, Inc. and William A. Schwartz., Jr.

(5)
Computed in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of $7.65 per share covering options outstanding under a Nonqualified Stock Option Agreement, dated August 4, 2003 between U.S. Vision, Inc. and Pinnacle Advisors Limited.

(6)
Computed in accordance with Rule 457(h) under the Securities Act, based on the exercise price of $4.95 per share covering options outstanding under the Nonqualified Stock Option Agreements, dated April 27, 2005, between U.S. Vision, Inc. and each of Joseph W. Marino, Elliott Singer and David C. Stone.

(7)
Computed in accordance with Rule 457(h) under the Securities Act, based on the exercise price of $4.95 per share covering options outstanding under a Nonqualified Stock Option Agreement, dated January 30, 2006, between U.S. Vision, Inc. and David Cornstein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file. Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

This  registration  statement is being filed  to register the issuance of  (i) 242,305  shares of  common stock,  par value $0.001 per share  (the  “Common Stock”),  of Refac Optical Group, a Delaware corporation (the “Company”), pursuant to the Amended and Restated 2002 Stock Incentive Plan of OptiCare Health Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (ii) 155,289 shares of Common Stock pursuant to the Nonqualified Stock Option Agreements, dated May 21, 2004, between U.S. Vision, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("U.S. Vision") and each of William A. Schwartz, Jr., Gayle Schmidt, George Gorman and Carmen Nepa, (iii) 161,560 shares of Common Stock issuable pursuant to the Warrant, dated May 30, 2003, between U.S. Vision and William A. Schwartz., Jr., (iv) 62,115 shares of Common Stock issuable pursuant to a Nonqualified Stock Option Agreement, dated August 4, 2003, between U.S. Vision and Pinnacle Advisors Limited, (v) 24,846 shares of Common Stock issuable pursuant to the Nonqualified Stock Option Agreements, dated April 27, 2005, between U.S. Vision and each of Joseph W. Marino, Elliott Singer and David C. Stone, and (vi) 8,282 shares of Common Stock issuable pursuant to a Nonqualified Stock Option Agreement, dated January 30, 2006, between U.S. Vision and David Cornstein.

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement.

    (1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

    (2)  The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2006, July 31, 2006 and October 31, 2006.

    (3) The Company’s Current Reports on Form 8-K filed with the Commission on January 24, 2006, March 7, 2006, April 3, 2006, April 28, 2006, May 12, 2006, June 22, 2006, July 12, 2006, July 14, 2006, August 14, 2006, September 14, 2006, November 30, 2006, December 18, 2006 and December 21, 2006.

    (4) The description of the Common Stock included in the Registration Statement on Form 8-A filed by the Company with the Commission on February 28, 2003.

    (5) The description of certain amendments to the Company’s Restated Certificate of Incorporation included in the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on February 14, 2006.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Robert L. Tuchman, who is giving an opinion regarding the legality of the securities registered hereby, is Senior Vice President and General Counsel of the Company and was a member of its Board of Directors until November 30, 2006. As of December 21, 2006, Mr. Tuchman beneficially owned 31,184 shares of Common Stock and options to acquire 125,000 shares of Common Stock of which 91,666 are exercisable immediately and 33,334 become exercisable on January 1, 2007. Mr. Tuchman’s employment will terminate on December 31, 2006 and, pursuant to an agreement with the Company dated November 30, 2006, he will exercise his Payment Right (as defined in the Company's merger agreement, dated August 19, 2002, with Palisade Concentrated Equity Partnership, L.P.) with respect to the aforementioned 31,184 shares of the Company's Common Stock on January 2, 2007.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such director shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against and incurred by such director or officer in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Company’s Restated Certificate of Incorporation (the “Charter”) provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

The Charter further provides that Company shall indemnify and advance expenses to any current or former director or officer of the Company and may, at the discretion of the Board of Directors, indemnify and advance expenses to any current or former employee or agent of the Company who was or is a party or is threatened to proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), to the fullest extent permissible under Delaware law, as then in effect.

    The Charter provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company who are not directors or officers similar to those conferred in the Charter to directors and officers of the Company.

The By-Laws of the Company provide for indemnification of current or former directors or officers of the Company consistent with DGCL Section 145. The By-Laws also provide that, by action of the Board of Directors, notwithstanding an interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company shall have the power to indemnify such person against such liability.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index below.

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blackwood, State of New Jersey, as of this 21st day of December, 2006.

                     REFAC OPTICAL GROUP

                    By:  _/s/ J. David Pierson_______
                                   J. David Pierson
                                   Chief Executive Officer

Exhibit 24.1
POWER OF ATTORNEY

We, the undersigned officers, directors and authorized representatives of Refac Optical Group, hereby severally constitute and appoint each of David Pierson and Raymond A. Cardonne his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Exchange Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date	Signature	Title

/s/ J. David Pierson
December 21, 2006	J. David Pierson	Chief Executive Officer

/s/ Raymond A. Cardonne, Jr.
December 21, 2006	Raymond A. Cardonne, Jr.	Chief Financial Officer

/s/ Eugene Bolton
December 21, 2006	Eugene Bolton	Director

/s/ Jeffrey A. Cole
December 21, 2006	Jeffrey A. Cole	Director

/s/ Clark A. Johnson
December 21, 2006	Clark A. Johnson	Director

/s/ Mark N. Kaplan
December 21, 2006	Mark N. Kaplan	Director

/s/ Joseph W. Marino
December 21, 2006	Joseph W. Marino	Director

/s/ Melvin Meskin
December 21, 2006	Melvin Meskin	Director

/s/ Mark S. Newman
December 21, 2006	Mark S. Newman	Director

/s/ Jeffrey D. Serkes
December 21, 2006	Jeffrey D. Serkes	Director

/s/ David C. Stone
December 21, 2006	David C. Stone	Director

/s/ Dennison T. Veru
December 21, 2006	Dennison T. Veru	Director

/s/ Dean J. Yimoyines
December 21, 2006	Dean J. Yimoyines	Director

EXHIBIT INDEX

Exhibit No.     Exhibit

5.1	Opinion of Robert L. Tuchman as to the legality of the securities offered hereby

23.1	Consent of Robert L. Tuchman (included as part of Exhibit 5.1 hereto)

23.2	Consent of Ernst &Young LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Grant Thornton LLP

24.1         Power of Attorney (included on signature page herein)

Exhibit 5.1

                     December 21, 2006

Refac Optical Group
5 Harmon Drive
Blackwood, NJ 08012

Gentlemen:

    I am the general counsel for Refac Optical Group, a Delaware corporation (the “Company”), and am delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), relating to the registration by the Company of the issuance of (i) 242,305 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to the 2002 Stock Incentive Plan of OptiCare Health Systems Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (ii) 155,289 shares of Common Stock pursuant to the Nonqualified Stock Option Agreements, dated May 21, 2004, between U.S. Vision, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("U.S. Vision") and each of William A. Schwartz, Jr., Gayle Schmidt, George Gorman, Carmen Nepa, (iii) 161,560 shares of Common Stock issuable pursuant to the Warrant, dated May 30, 2003, between U.S. Vision and William A. Schwartz., Jr., (iv) 62,115 shares of Common Stock issuable pursuant to a Nonqualified Stock Option Agreement, dated August 4, 2003, between U.S. Vision, Inc. and Pinnacle Advisors Limited, (v) 24,846 shares of Common Stock issuable pursuant to the Nonqualified Stock Option Agreements, dated April 27, 2005, between U.S. Vision and each of Joseph W. Marino, Elliott Singer and David C. Stone, and (vi) 8,282 shares of Common Stock issuable pursuant to a Nonqualified Stock Option Agreement, dated January 30, 2006, between U.S. Vision and David Cornstein ((ii)-(vi) collectively, the "USV Agreements").

    This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used herein but not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

    In connection with this opinion, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of such corporate records of the Company, of certificates of public officials and of officers of the Company, and of other agreements, instruments or documents as I have deemed necessary as a basis for the opinions contained herein. I have also reviewed the Registration Statement.

    In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon certificates, statements and representations of officers, other representatives of the Company and others.

    I am a member of the Bars of the States of New York and New Jersey and do not express any opinion as to the laws of any other state or jurisdiction. Insofar as opinions herein expressed relate to matters governed by Delaware law, I have relied solely upon a reading of applicable statutes and records of the Company and certificates of public officials.

    Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I advise you that, in my opinion, the shares of Common Stock issuable pursuant to the OptiCare Plan and the USV Agreements have been duly authorized by the Company and, when issued and sold by the Company in accordance with the provisions of such plans and agreements, will have been validly issued and will be fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading “Legal Matters” and under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. In addition to being the Company’s General Counsel, I am also its Senior Vice President, Secretary and, until November 30, 2006, was a member of its Board of Directors. As of the date hereof, I beneficially own 31,184 shares of Common Stock and options to acquire 125,000 shares of Common Stock of which 91,666 are exercisable immediately and 33,334 become exercisable on January 1, 2007.  My employment will terminate on December 31, 2006 and, pursuant to my agreement with the Company, dated November 30, 2006, I will exercise my Payment Right (as defined in the Company's merger agreement, dated August 19, 2002, with Palisade Concentrated Equity Partnership, L.P.) with respect to the aforementioned 31,184 shares of the Company's Common Stock on January 2, 2007.

                                                          Respectfully submitted,

                   /s/ Robert L. Tuchman, Esq.
                   Robert L. Tuchman, Esquire
                   General Counsel